Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER 2017

Midlothian, Virginia, April 28, 2017. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the first quarter of 2017. Net income for the first quarter of 2017 was $415,000, down by $105,000, or 20%, from net income of $520,000 for the fourth quarter of 2016, but an improvement of $13,000, or 3%, from net income of $402,000 for the first quarter of 2016. Net income available to common shareholders, which deducts from net income the dividends on preferred stock, amounted to $257,000, or $0.18 per fully diluted share, for the first quarter of 2017, compared to $330,000, or $0.23 per fully diluted share, for the fourth quarter of 2016, and $224,000, or $0.16 per fully diluted share, for the first quarter of 2016.

Earnings

The following table presents operating results by Company for the indicated periods (in thousands):

Operating Results by Company

	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Pretax earnings by Company
Bank	$770	$421	$135	$576	$431
Mortgage Co	(42)	414	572	218	32
Hold Co	(179)	(135)	(127)	(135)	(61)
Total pretax income	549	700	580	659	402
Income tax expense (benefit)	134	180	(11,352)	-	-
Net income	$415	$520	$11,932	$659	$402

Q1 2017 results were impacted by the following factors:

•	Net interest income amounted to $3,493,000 for Q1 2017, an increase of $45,000, or 1.3%, over Q4 2016, and an increase of $234,000, or 7.2%, over Q1 2016. This was the result of both volume and margin improvements driven by solid organic growth in commercial loans and low cost relationship deposits.
•	Gross loans held for investment increased by $2.8 million, or 0.8%, from Q4 2016, and by $26.7 million, or 8.5%, from Q1 2016. Core loans (excludes purchased student loans which were strategically purchased as a low risk way to increase yield on interest earning assets) increased by $4.8 million, or 1.7% from Q4 2016, and by $30.7 million, or 11.7%, from Q1 2016.
•	Net interest margin of 3.58% increased by 15 basis points from 3.43% for Q4 2016 and decreased by 5 basis points from 3.63% for Q1 2016.
•	Village Bank Mortgage Corporation had a pretax loss of $42,000, a decrease of $456,000 from pretax earnings of $414,000 for Q4 2016, and a decrease of $74,000 from Q1 2016.
•	The Company recorded gains on sale of foreclosed properties of $218,000.
•	During Q4 2016, the Company recorded a loss from branch consolidation of $252,000 related to a future lease obligation which was settled for a lower amount late in Q1 2017 resulting in a partial recovery of $125,000.

Loan Growth

The asset types we have been strategically targeting – commercial and industrial business loans, owner occupied commercial real estate, and income producing property loans (non-owner occupied commercial real estate) continue to grow representing 52.6%, 51.2% and 46.6% of our total loan portfolio at Q1 2017, Q4 2016 and Q1 2016, respectively.

During the quarter we continued to allow the purchased government guaranteed student loan portfolio to run off. It now represents 13.3% of our total loan portfolio vs. 14.1% at Q4 2016 and 15.8% at Q1 2016.

The following table provides additional details (in thousands):

LOANS OUTSTANDING

Loan Type	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
C&I + Owner occupied commercial real estate	$114,026	$105,411	$106,078	$107,612	$95,189
Nonowner occupied commercial real estate	64,862	67,078	61,607	55,256	50,659
Consumer/Residential	77,841	81,250	79,950	81,897	84,047
Acquisition, development and construction	35,840	33,862	32,000	29,982	32,108
Student	45,364	47,398	51,381	46,781	49,445
Other	1,971	2,101	2,520	1,691	1,798
Total loans	$339,904	$337,100	$333,536	$323,219	$313,246

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

DEPOSITS

Deposit Type	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Noninterest-bearing demand	$95,472	$92,574	$88,399	$78,122	$78,986
Interest checking	44,040	44,391	42,119	42,361	44,130
Money market	73,142	71,289	70,204	67,831	66,447
Savings	22,688	21,040	20,472	19,820	20,373
Time deposits	153,266	153,983	158,026	159,490	159,148
Total deposits	$388,608	$383,277	$379,220	$367,624	$369,084

Total deposits increased by $5.3 million, or 1.4%, from Q4 2016, and by $19.5 million, or 5.3%, from Q1 2016. All of this growth occurred in low cost relationship deposits (checking, money market and savings) which increased by $5.4 million, or 2.3%, from Q4 2016, and by $24.4 million, or 11.3%, from Q1 2016. This growth is a result of our focus on building customer relationships that provide lower cost deposits. Interest expense decreased by $17,000, or 2.9%, from Q4 2016, and by $33,000, or 5.5%, from Q1 2016.

Asset Quality

Asset quality continued to improve during the first quarter of 2017 (in thousands).

Asset Quality Metrics

Metric	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Classified Assets	$9,367	$10,454	$11,671	$12,619	$13,994
Nonperforming Assets (NPAs)	4,046	5,328	6,147	6,782	9,352
Net Charge-offs (Recoveries)	1	46	104	88	(49)
(Income) expense related to foreclosed assets (OREO)	(192)	143	79	70	101

•	NPAs (nonaccrual loans and foreclosed real estate) were reduced by 24% during Q1 2017 and have dropped by 57% since Q1 2016.
•	Classified Assets, a broader measure of problem assets, declined by 10% during Q1 2017 and by 33% since Q1 2016.

Capital

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies. As previously announced, in February 2017 the Company paid all accrued and unpaid dividends on its Fixed Rate Cumulative Preferred Stock, Series A, through February 15, 2017, as well as redeemed 688 shares of the total 5,715 shares outstanding on February 24, 2017. The Bank paid a special dividend of $3.6 million to the Company to provide the funds necessary to make this payment which was approved by state and federal regulators.

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios

Ratio	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Common equity tier 1	13.17%	14.28%	14.24%	13.51%	13.02%
Tier 1	13.17%	14.28%	14.24%	13.51%	13.02%
Total capital	14.22%	15.33%	15.32%	14.68%	14.20%
Tier 1 leverage	9.79%	10.47%	10.61%	9.68%	9.50%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	the inability to reduce nonperforming assets consisting of nonaccrual loans and foreclosed real estate;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;

•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Balance Sheet Data
Total assets	$451,329	$444,802
Investment securities	43,484	43,894
Loans held for sale	7,334	14,784
Loans, net	337,203	334,387
Deposits	388,608	383,277
Borrowings	16,242	11,245
Shareholders' equity	43,177	43,614
Book value per share	$26.66	$26.54
Total shares outstanding	1,430,747	1,428,261

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.99%	1.00%
Nonaccrual loans	132.86%	140.42%
Nonperforming assets to total assets	0.90%	1.20%

	Three Months Ended
	March 31,
	2017	2016
	(Unaudited)
Selected Operating Data
Interest income	$4,132	$3,898
Interest expense	639	639
Net interest income before
provision for loan losses	3,493	3,259
Provision for loan losses	-	-
Noninterest income	2,016	2,196
Noninterest expense	4,960	5,053
Income tax expense	134	-
Net income	415	402
Net income available to common
shareholders	257	224
Earnings per share
Basic	$0.18	$0.16
Diluted	$0.18	$0.16

Performance Ratios
Return on average assets	0.38%	0.38%
Return on average equity	3.86%	5.20%
Net interest margin	3.58%	3.63%